UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2017

BEASLEY BROADCAST GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29253	65-0960915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Riviera Drive, Suite 200, Naples, Florida 34103

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (239) 263-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into Material Definitive Agreement.

Reference is made to Item 2.03 of this Current Report on Form 8-K regarding the Credit Agreement (as defined below). The disclosure contained in Item 2.03 with respect to such agreement and the information contained in Exhibit 10.1 attached hereto are hereby incorporated by reference in their entirety into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 17, 2017 (the “Closing Date”), Beasley Mezzanine Holdings, LLC (the “Borrower”), a wholly owned subsidiary of Beasley Broadcast Group, Inc. (the “Company”), entered into a new credit agreement by and among the Company, the Borrower and U.S. Bank, National Association, as administrative agent and collateral agent, providing for a term loan B facility in the amount of $225 million (the “Term Loan Facility”) and a revolving credit facility of $20 million (the “Revolving Credit Facility” and together with the Term Loan Facility, the “New Credit Facilities”). Proceeds from the New Credit Facilities were primarily used to repay the old credit facilities.

The New Credit Facilities are secured by substantially all assets of the Company, the Borrower and their material subsidiaries. The Company and the Borrower’s material subsidiaries guarantee repayment of the New Credit Facilities.

The Term Loan Facility matures on November 1, 2023 and will amortize in quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facility. The first amortization payment is due at the end of the first full fiscal quarter after the Closing Date and the remaining balance of the original principal amount of the Term Loan Facility outstanding at maturity will be paid in a final balloon payment. The Revolving Credit Facility terminates on the fifth anniversary of the Closing Date and loans thereunder may be borrowed, repaid, and reborrowed up to such date.

Loans under the New Credit Facilities will, at the Borrower’s option, bear interest at either LIBOR plus 4% or base rate plus 3%. Solely with respect to the Term Loan Facility incurred on the Closing Date, LIBOR is subject to a 1.00% floor and base rate is subject to a 2.00% floor. With respect to the revolving credit facility, base rate is subject to a 0.00% floor. Interest payments are, for loans based on LIBOR, due at the end of each applicable interest period unless such interest period is longer than three months, in which case they are due at the end of each three month period. Interest payments for loans based on the base rate, are due quarterly.

Under certain circumstances described in the Credit Agreement, the Company may increase the New Credit Facilities so long as the Company does not exceed a maximum first lien leverage ratio of 4.00:1.00 plus an additional $56.8 million.

The New Credit Facilities are subject to customary negative covenants as well as a financial covenant that is a maximum first lien net leverage ratio (subject to a $20 million cap on cash netting) that will be tested at the end of each fiscal quarter beginning with the quarter ending December 31, 2017.

This description of the Credit Agreement does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement dated November 17, 2017, among the Beasley Broadcast Group, Inc., Beasley Mezzanine Holdings, LLC, the other guarantors party thereto, U.S. Bank, National Association, as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEASLEY BROADCAST GROUP, INC.

By: /s/ Marie Tedesco
Name:	Marie Tedesco
Title:	Chief Financial Officer

Dated: November 17, 2017